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                                                              EXHIBIT 11


                                 ALLERGAN, INC.

                       COMPUTATION OF EARNINGS PER SHARE


Earnings per share of common stock, including common stock equivalents, have been computed based on the following weighted average number of shares and net earnings:

                                                                  For the year ended December 31,
                                                             -----------------------------------------
     (in millions, except per share amounts)                   1996             1995             1994
                                                               ----             ----             ----
     Weighted average number of common shares
     outstanding during the period                             65.1             64.2             63.5

     Weighted average number of additional shares
     issuable in connection with dilutive stock options
     based upon use of the treasury stock method
     and average market prices                                  0.8              0.6              0.4
                                                              -----            -----           ------

     Weighted average number of common shares
     including common stock equivalents                        65.9             64.8             63.9
                                                              =====            =====           ======

     Net earnings for the year                                $77.1            $72.5           $110.7
                                                              =====            =====           ======

     Primary earnings per common share                         $1.17            $1.12            $1.73
                                                               =====            =====            =====


In 1996, 1995 and 1994, the difference between shares for primary and fully diluted earnings per share was not significant.